X4 Pharmaceuticals Expands Board of Directors Through Appointment of Biopharmaceutical Industry Veteran Alison Lawton
BOSTON, Mass., October 1, 2020 — X4 Pharmaceuticals, Inc. (Nasdaq: XFOR), a leader in the discovery and development of novel therapies targeting diseases resulting from dysfunction of the CXCR4 pathway, today announced the expansion of its board of directors with the appointment of Alison Lawton, a biopharmaceutical industry veteran with more than 30 years of experience in a wide range of senior executive and operational roles.

“I am honored to join X4’s board of directors at such an exciting time in its corporate development,” said Ms. Lawton. “The company has achieved significant progress in advancing its lead late-stage product candidate, mavorixafor, a potentially disease-modifying therapy for patients with rare disease, in multiple indications, and I look forward to working with the board and leadership team to support X4’s long-term corporate and clinical objectives.”

Paula Ragan, Ph.D., President and Chief Executive Officer of X4 Pharmaceuticals, commented: “We are very pleased to welcome Alison to the X4 board of directors. Her industry expertise and significant experience across the full spectrum of drug development and commercialization activities will be invaluable to X4 as we continue to grow our business. Having previously served as both a member of X4’s corporate advisory board and as consulting Chief Operating Officer, Alison has a unique understanding of X4’s core scientific and corporate goals. We look forward to continuing to benefit from her strategic insights as we further advance our ongoing clinical programs for mavorixafor, including the Phase 3 trial for WHIM syndrome and the Phase 1b trials for Waldenstrom’s macroglobulinemia and severe congenital neutropenia.“

Ms. Lawton currently serves as a special advisor and board member at Kaleido Biosciences, Inc., and as an independent director of ProQR Therapeutics N.V. Previously, she served as Kaleido’s Chief Executive Officer, after initially joining the company as President and Chief Operating Officer. In addition to her previous operational roles at X4, she also previously held Chief Operating Officer roles at Aura Biosciences and OvaScience Inc., following a greater than 20 year tenure at Genzyme Corporation (now Sanofi Genzyme). While there, she served as Senior Vice President and General Manager of Sanofi Biosurgery, a $750 million business that included surgical, orthopedics, cell therapy and regenerative medicine franchises, and, while Senior Vice President of Global Market Access for Genzyme, Ms. Lawton led global functional organizations, including regulatory affairs and quality systems, public policy, health outcomes and strategic pricing, product safety and risk management. Ms. Lawton began her career at Warner-Lambert/Parke-Davis, where she held several increasingly senior regulatory affairs positions. Additionally, she served two terms as the industry representative on the U.S. Food & Drug Administration’s (FDA) Cell & Gene Therapy Advisory Committee and as Chairman of the Board of the Regulatory Affairs Professional Society (RAPS). Ms. Lawton also previously served as director on the boards of Verastem Inc., Cubist Pharmaceuticals, CoLucid Pharmaceuticals, and Magenta Therapeutics. She earned her B.S. in pharmacology from King’s College London.

About X4 Pharmaceuticals

X4 Pharmaceuticals is a late-stage clinical biopharmaceutical company and a leader in the discovery and development of novel therapies for the treatment of diseases resulting from dysfunction of the CXCR4 pathway, with a focus on rare diseases and those with limited treatment options. The company’s lead candidate, mavorixafor, is a first-in-class, small molecule antagonist of chemokine receptor CXCR4 being developed as a once-daily oral therapy. X4 believes that inhibition of the CXCR4 receptor creates the potential for mavorixafor to provide therapeutic benefit across a wide variety of diseases, including primary immunodeficiencies and certain types of cancer. The efficacy and safety of mavorixafor, dosed once daily, is currently being evaluated in a global Phase 3 clinical trial in patients with WHIM syndrome, and in two Phase 1b clinical trials – in combination with ibrutinib in patients with Waldenstrom’s macroglobulinemia, and as monotherapy in patients with severe congenital neutropenia (SCN). X4 is continuing to leverage its insights into CXCR4 biology at its corporate headquarters in Boston, Massachusetts and at its research facility in Vienna, Austria, and is developing additional product candidates. For more information, please visit www.x4pharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” or other similar terms or expressions that concern X4's expectations, strategy, plans or intentions. Forward-looking statements include, without limitation, statements regarding the clinical development of mavorixafor, Waldenstrom’s, SCN or X4's other product candidates or programs. Any forward-looking statements in this press release are based on management's current expectations and beliefs. Actual events or results may differ materially from those expressed or implied by any forward-looking statements contained herein, including, without limitation, the risks and uncertainties described in the section entitled “Risk Factors” in X4’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 4, 2020, and in other filings X4 makes with the SEC from time to time. X4 undertakes no obligation to update the information contained in this press release to reflect new events or circumstances, except as required by law.

Investors and Media:
Candice Ellis, 857-341-1043
Director, Corporate Communications & Investor Relations
Candice.Ellis@x4pharma.com